Chiron Holdings GP, Inc.
12930 IH 10 West
San Antonio, Texas 78249
October 12, 2012

Mr. Tim Guertin
By electronic mail
Dear Tim:
The sponsors, Funds advised by Apax Partners, controlled affiliates of CPP Investment Board and PSP Investments, are pleased to extend an offer to you to join the Board of Directors of Chiron Holdings GP, Inc., the general partner of the parent holding company for Kinetic Concepts, Inc. and LifeCell Corporation. As a Non- Executive Director, your responsibilities will be as follows:

•	To attend and contribute to 4 to 5 meetings of the Board of Directors annually, and possibly join certain Committees of the Board. The Board meetings are typically 1 to 2 days each.

•	To be available to attend ad hoc meetings, either telephonically or face-to-face as necessary. For example, you will probably want to attend 1-2 hour, monthly telephonic update meetings.

•	To serve as a sounding board and mentor to the CEOs.

Your cash compensation for this engagement will be $100,000 per year, payable quarterly in advance. You will also be eligible for an equity component, or profits interest award, valued at approximately $400,000. This program will described to you in more detail, and will be provided to you on the same terms and conditions as those that apply to all executives of the company.
We look forward to your participation in the Board Meeting next week. As we have previously discussed, all materials and information made available to you during the Board Meeting and our interactions are to be held in strict confidence. We will be sure to devote time to answering any questions that you may have as well as help you understand the profits interests program. If the terms of this letter are acceptable, please sign in the space indicated below and we will direct Company counsel to finalize definitive documentation regarding your engagement as a non-executive director.
Sincerely yours,
Erik Levy
/s/ Erik Levy

AGREED AND ACCEPTED
/s/ Tim Guertin        10/14/2012
Tim Guertin    Date